SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the  incorporation by reference, in this registration statement on Form S-8 of The Alkaline Water Company Inc., of our report dated June 30, 2014 on our audit of the financial statements of The Alkaline Water Company Inc. as of March 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2014 and from inception on June 19, 2012 through March 31, 2014, which appears in the annual report on Form 10-K of The Alkaline Water Company Inc. for the fiscal year ended March 31, 2014 and the reference to us under the caption “Experts and Counsel.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
December 10, 2014

Seale and Beers, CPAs	PCAOB & CPAB Registered Auditors
50 S. Jones Blvd, Suite 201 - Las Vegas, NV 89107	Phone: (888)727-8251 Fax: (888)782-2351